Exhibit 99.1

Physicians Formula Holdings, Inc. Announces Third Quarter 2008 Results

Company Reports Third Quarter 2008 Net Sales of $20.3 million and Net Income per Diluted Common Share of $0.12

Company Achieves 10.6% Net Sales Growth for the First Nine Months of 2008 Compared to the Same Period in 2007

AZUSA, CA (November 3, 2008) – Physicians Formula Holdings, Inc. (NASDAQ: FACE) (“Physicians Formula” or the “Company”) today announced financial results for the three and nine months ended September 30, 2008.

Net sales for the third quarter of 2008 were $20.3 million, an increase of 2.5% from $19.8 million for the same period in 2007. Net income per diluted common share for the third quarter of 2008 was $0.12 on approximately 14.6 million diluted common shares and included a $0.03 per share non-cash charge for stock-based compensation, net of tax. For the third quarter of 2007, net income per diluted common share was $0.01, and included a $0.05 per share non-cash charge for stock-based compensation, net of tax.

In addition to the net sales growth, the results for the third quarter of 2008 were positively impacted by a pre-tax decrease in product costs of $0.8 million due primarily to a favorable change in product mix and a shift in timing for inventory recovery of returns from retailers.  Further, the Company’s income tax provision benefited by approximately $0.6 million from changes in state tax filing positions and changes in Federal and state tax estimates.

“Given the very soft consumer environment, we are pleased with our double-digit net sales growth we have achieved in the first nine months of the year. This growth represents the success of our 2008 new product introductions, as well as 2008 distribution gains,” stated Ingrid Jackel, Chairwoman and CEO of Physicians Formula.

While the Company anticipates the weakened consumer environment to continue well into 2009, “We remain dedicated to providing consumers the new products and formulas that will expand our market share and maintain our philosophy of product innovation. Ms. Jackel continued, “We are very excited about our new strategic initiatives that form the foundation of our new 2009 line. These initiatives include expansion of Organic wear®, innovation in the Mineral Wear® and bronzer category, as well as the continued rejuvenation of our eye make-up products.”

Net sales for the first nine months of 2008 were $85.8 million, an increase of 10.6% from $77.6 million for the same period in 2007. Net income per diluted common share for the first nine months of 2008 was $0.32 on approximately 14.6 million diluted common shares and included an $0.08 per share non-cash charge for stock-based compensation, net of tax. For the first nine months of 2007, net income per diluted common share was $0.27, and included $0.10 per share of non-cash charge for stock-based compensation, net of tax, and $0.04 per share of the one-time secondary equity offering costs, net of tax.

The Company also noted that for the first nine months of 2008, cash provided by operating activities was $13.9 million, an increase of $10.4 million, or 297.1%, compared to $3.5 million for the first nine months of 2007. As of September 30, 2008, the Company had $2 million of outstanding indebtedness under its revolving credit facility and $18 million available for borrowing. As of September 30, 2008, the Company had $11.3 million of outstanding indebtedness under its term loan facility.

Stock Repurchases

The Company announced a $10.0 million stock repurchase program on September 11, 2008, and from September 12, 2008 through October 9, 2008, the Company repurchased 621,193 shares of its common stock for a total of $3.6 million, including transaction costs of $63,000, under a Rule 10b5-1 trading plan.  The repurchase program remains in place and the Company may continue to repurchase shares in the future.

For U.S. Market Share Data ($ Share)

Based on retail sales data provided by ACNielsen, our approximate share of the masstige market, as we define it, was 8% for the 52 weeks ended October 4, 2008 compared to 7.7% for the same period in the prior year. This represents a 3.9% increase, or a 6% increase in dollar sales for the masstige market compared to growth of 3% for the overall masstige market during this period.

Ms. Jackel commented, “With a 6% increase in dollar sales, according to ACNielsen, for the 52 weeks ended October 4, 2008 we remain the leader in the bronzer category and achieved a positive turn around in our eye makeup segment.  In addition, we are pleased with the performance of our new products in all strategic initiatives for this time period.”

We define the masstige market as products sold in the mass market channel under the following premium-priced brands: Physicians Formula, Almay, L’Oreal, Max Factor, Neutrogena, Revlon and Vital Radiance. ACNielsen is an independent research entity and its data does not include retail sales from Wal-Mart and Canada. In addition, ACNielsen data is based on sampling methodology, and extrapolation from those samples, which means that estimates based on that data may not be precise. Our estimates have been based on information obtained from our customers, trade and business organizations and other contacts in the market in which we operate, as well as management's knowledge and experience in the market in which we operate.

Outlook

Net sales for the full year 2008 are expected to be between $120 million and $123 million, representing an increase of between 8% and 10% over 2007. Net income per diluted common share is expected to be between $0.52 and $0.57, based on 14.5 million diluted common shares, which includes an expected $0.11 per diluted common share non-cash charge for stock-based compensation, net of tax. Despite the favorable impact of stock repurchases on our net income per diluted common share and improvements in various expense categories, the Company expects its results to be at the lower end of the outlook range due to the continued softness in the consumer environment. Net income per diluted common share was $0.60 in 2007, which included a $0.13 per diluted common share non-cash charge for stock-based compensation, net of tax.

The Company noted its business continues to be subject to seasonal variation with a strong “sell-in” period for its new products during the first and fourth quarters, as well as the focus on “sell-through” during the second and third quarters.

Conference Call

The conference call is scheduled to begin at 2:00 pm Pacific Time on Monday, November 3, 2008. Participants may access the call by dialing 800-762-8795 (domestic) or 480-248-5085 (international). In addition, the call will be webcast via the Company's Web site at www.physiciansformula.com, Investor Relations, where it will also be archived for two weeks. A telephone replay will be available through Monday, November 17, 2008. To access the replay, please dial 800-406-7325 (domestic) or 303-590-3030 (international), passcode 3932440.

About Physicians Formula Holdings, Inc.

Physicians Formula is one of the fastest growing cosmetics companies operating in the mass market prestige, or "masstige", market. Under its Physicians Formula brand name, created in 1937, the Company develops, markets and distributes innovative, premium-priced products for the mass market channel. Physicians Formula differentiates itself by addressing skin imperfections through a problem-solving approach, rather than focusing on changing fashion trends. Currently, Physicians Formula products are sold in approximately 27,000 stores throughout the U.S. including stores operated by Wal-Mart, Target, CVS, Walgreens and Kroger.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, forward-looking statements can be identified by words such as "anticipates," "estimates," "expects," "believes," "plans," "predicts," and similar terms. In particular, this press release may include forward-looking statements about management’s expectations regarding the consumer environment, the Company’s strategic initiatives, the Company’s planned marketing programs and Company estimates for future periods with respect to net sales and net income per share or other financial information. These forward-looking statements are based on current expectations, estimates and projections about the Company's business and its industry, based on management's beliefs and assumptions. Forward-looking statements are not guarantees of future performance and the Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to: the demand for the Company's products; the Company's ability to expand its product offerings; the competitive environment in the Company's business; the Company's operations and ability to achieve cost savings; the effect of technological and regulatory changes; the Company's cash needs and financial performance; changes in general economic or market conditions; and other factors discussed in the Company's filings with the Securities and Exchange Commission (the "SEC"), including the Risk Factors contained in the Company's filings with the SEC, and available at www.physiciansformula.com and the SEC's website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements in this release and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. Unless otherwise required by law, the Company expressly disclaims any obligation to update publicly any forward-looking statements, whether as result of new information, future events or otherwise.

PHYSICIANS FORMULA HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars in thousands, except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

NET SALES	$20,254	$19,807	$85,791	$77,628
COST OF SALES	8,431	10,085	39,696	35,108
GROSS PROFIT	11,823	9,722	46,095	42,520
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	9,878	8,902	38,377	34,467
INCOME FROM OPERATIONS	1,945	820	7,718	8,053
INTEREST EXPENSE-NET	147	370	731	1,086
OTHER EXPENSE (INCOME)	113	(24)	220	(78)
INCOME BEFORE INCOME TAXES	1,685	474	6,767	7,045
(BENEFIT) PROVISION FOR INCOME TAXES	(1)	372	2,044	3,164
NET INCOME	$1,686	$102	$4,723	$3,881

NET INCOME PER COMMON SHARE:
Basic	$0.12	$0.01	$0.33	$0.28
Diluted	$0.12	$0.01	$0.32	$0.27

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING:
Basic	14,105,999	14,011,041	14,099,367	13,935,389
Diluted	14,620,427	14,553,130	14,604,105	14,566,860

PHYSICIANS FORMULA HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(dollars in thousands, except share data)

	September 30,	December 31,
	2008	2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,074	$-
Accounts receivable, net of allowance for bad debts of $280 and $436	17,157	33,421
Inventories	31,125	31,648
Prepaid expenses and other current assets	880	1,781
Income tax receivables	591	-
Deferred income taxes—Net	6,455	7,364
Total current assets	57,282	74,214
PROPERTY AND EQUIPMENT—Net	3,864	4,070
OTHER ASSETS—Net	1,425	1,174
INTANGIBLE ASSETS—Net	53,223	54,546
GOODWILL	16,761	17,463
TOTAL	$132,555	$151,467

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$6,822	$13,043
Accrued expenses	2,471	2,134
Trade allowances	5,426	5,001
Sales returns reserve	7,691	10,396
Current portion of long-term debt	3,000	3,000
Income taxes payable	-	3,125
Line of credit borrowings	1,977	10,168
Total current liabilities	27,387	46,867

DEFERRED COMPENSATION	690	829
DEFERRED INCOME TAXES—Net	18,665	20,821
LONG-TERM DEBT	8,250	10,500

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Series A preferred stock, $.01 par value—10,000,000 shares authorized, no shares issued and outstanding at September 30, 2008 and December 31, 2007	-	-
Common stock, $.01 par value—50,000,000 shares authorized, 13,943,570 and 14,095,727 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively	139	141
Additional paid-in capital	60,064	59,173
Retained earnings	17,370	13,136
Total stockholders' equity	77,573	72,450
TOTAL	$132,555	$151,467

(FACE/F)

Contact:	John Mills / Anne Rakunas
Integrated Corporate Relations, Inc.
(310) 954-1100